Exhibit 99.1

Tucows Reports Financial Results for Fourth Quarter 2020

TORONTO, February 9, 2021 – Tucows Inc. (NASDAQ:TCX, TSX:TC), a provider of network access, domain names and other Internet services, today reported its financial results for the fourth quarter ended December 31, 2020. All figures are in U.S. dollars.

COVID-19: Tucows shareholders and prospective investors are encouraged to read Tucows’ public statement regarding COVID-19, which is available here: https://bit.ly/2LavpOc.

Note on the Financial Impact of Tucows’ Sale of Ting Mobile Customer Relationships and Transition to Mobile Services Enabler Platform:

As previously announced, effective August 1, 2020 most of Tucows’ mobile customers relationships were sold to DISH Networks (“DISH”) as part of Tucows’ transition of its mobile business to a Mobile Services Enabler (MSE) model from a Mobile Virtual Network Operator (MVNO) model, under which DISH became Tucows’s first MSE customer. Accordingly, the results of the Mobile Services business in the Network Access segment for the fourth quarter of 2020 reflects operations under the new MSE model with prior periods being composed entirely of operations under Tucows’ previous MVNO model.

Under the terms of the earn out arrangement for the Ting customer base acquired by DISH, the income generated by the customer base acquired by Dish are recognized (net of expenses) as “Other Income” under the heading “Gain on Sale of Ting Customer Assets”. As a result, revenue and gross margin for Mobile Services in the Network Access segment for the fourth quarter of 2020 are lower than those for the fourth quarter of 2019. Tucows will recognize fees per subscriber for customers owned by DISH under the Ting brand as well as customers under DISH’s Boost brand that are added to Tucows’ MSE platform, as Mobile Platform Services revenue under the terms of the MSE Agreement signed with Dish. For more information, see Tucows’ Financial Statements and Management Discussion and Analysis for the fourth quarter of 2020.

Summary Financial Results

(In Thousands of US Dollars, Except Per Share Data)

	3 Months ended December 31			12 Months ended December 31
	2020 (Unaudited)	2019 (Unaudited)[1]	% Change	2020 (Unaudited)	2019 (Unaudited)	% Change
Net revenue	70,784	85,946	(17.6%)	311,202	337,145	(7.7%)
Gross Profit	17,428	26,045	(33.1%)	85,485	100,777	(15.2%)
Gain on Sale of Ting Customer Assets[1]	6,522	-	n/a	7,612	-	n/a
Net income	2,068	5,778	(64.2%)	5,775	15,398	(62.5%)
Basic Net earnings per common share	0.19	0.55	(65.5%)	0.55	1.45	(62.1%)
Adjusted EBITDA[2]	12,847	16,155	(20.5%)	50,972	51,905	(1.8%)
Net cash provided by operating activities	1,637	13,196	(87.6%)	36,081	40,381	(10.6%)

1.	Gain on Sale of Ting Customer Assets for 2020 includes proceeds of $11.1 million under the DISH earn-out arrangement, offset by the disposal of Ting Customer Assets totalling $3.5 million.
2.	This Non-GAAP financial measure is described below and reconciled to GAAP net income in the accompanying table.

Summary of Revenues and Gross profit

(In Thousands of US Dollars)

	Revenue		Gross Profit
	3 Months ended December 31		3 Months ended December 31
	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Network Access Services:
Mobile Services
Retail Mobile Services	1,806	21,140	821	9,445
Mobile Platform Services	188	-	132	-
Other Professional Services	1,959	-	256	-
Total Mobile Services	3,953	21,140	1,209	9,445

Fiber Internet Services	5,049	3,029	3,130	2,062
Total Network Access Services	9,002	24,169	4,339	11,507
Domain Services:
Wholesale
Domain Services	47,463	46,622	10,310	9,085
Value Added Services	5,373	4,809	4,483	4,128
Total Wholesale	52,836	51,431	14,793	13,213

Retail	8,654	8,648	4,382	4,682
Portfolio[3]	292	1,698	177	1,526
Total Domain Services	61,782	61,777	19,352	19,421
Network Expenses:
Network, other costs	n/a	n/a	(2,681)	(2,156)
Network, depreciation and amortization costs	n/a	n/a	(3,582)	(2,727)
Total Network expenses	n/a	n/a	(6,263)	(4,883)

Total	70,784	85,946	17,428	26,045

3.

Beginning in the first quarter of 2020, portfolio revenue consisted of individual sales from Tucows’ surname portfolio following the sale of the Company’s remaining domain name portfolio in the fourth quarter of 2019.

“The fourth quarter was a solid finish to a very good year for Tucows,” said Elliot Noss, President and Chief Executive Officer, Tucows Inc. “Revenue and gross margin from our Domains and Ting Internet businesses, excluding the impact of large bulk domains sales from our Domains Portfolio in prior year periods, increased 6% and 13% year over year, respectively, for the fourth quarter, and for all of 2020 were up 5% and 13%.”

“Our Domains business continued to benefit from the elevated but decelerating transaction levels, resulting from the pandemic impact, which on top of the underlying consistency of this business and our focus on the quality of our customer base, resulted in the highest annual gross profit for this business in our 21-year history.”

“In Mobile, the fourth quarter -- our first full quarter under our new MSE model -- is off to a good start, setting the stage as we look forward to increasing that revenue in the future as DISH adds customers under the Ting Mobile brand and we migrate DISH’s Boost customers to the MSE platform.”

“And In our Ting Internet business, we achieved our second consecutive quarter of capital expenditures above $10 million -- just shy of our third quarter record -- and by far our best quarter ever for new serviceable addresses. The quarter capped off a year in which we grew serviceable addresses by 53% year-over-year, total subscribers by 51%, contributing to year-over-year growth in revenue and gross margin of 67% and 52%, respectively. All of this sets us up very well for continued growth in all of these key metrics as we accelerate our capital expenditure spending in 2021.”

Financial Results

Net revenue for the fourth quarter of 2020 was $70.8 million, a decrease of 18% from $85.9 million for the fourth quarter of 2019. The majority of the decrease was the result of the absence of Ting Mobile MVNO revenue in the fourth quarter of 2020 following the Company’s sale of its Ting Mobile customer relationships to DISH and the related earn out being recognized as Other Income. The decrease was also due in part to a $1.5 million bulk sale in the Domains Portfolio business in the fourth quarter of 2019 that was not repeated in the fourth quarter of 2020 as the Company exited its Domains Portfolio business at the end of 2019. Excluding the Mobile Services business, as well as the impact of the bulk Domains sale in the third quarter of 2019, net revenue for the combined Domains and Ting Internet businesses for the fourth quarter of 2020 increased 6% from the fourth quarter of 2019.

Gross profit for the fourth quarter of 2020 was $17.4 million, a decrease of 33% from $26.0 million for the fourth quarter of 2019. The decrease in gross profit is attributable to the same factors as the decrease in revenue. Excluding the Mobile Services business, as well as the impact of the bulk Domains sale in the fourth quarter of 2019, gross margin for the combined Domains and Ting Internet businesses for the fourth quarter of 2020 increased 13% from the fourth quarter of 2019.

Net income for the fourth quarter of 2020 was $2.1 million, or $0.19 per share, a decrease of 64% from $5.8 million, or $0.55 per share for the fourth quarter of 2019.

Adjusted EBITDA1 for the fourth quarter of 2020 was $12.8 million, a decrease of 20% compared with $16.2 million for the fourth quarter of 2019. Excluding the impact of an outsized Portfolio bulk domain name sale in the fourth quarter of 2019, Adjusted EBITDA for the fourth quarter of 2020 decreased 12% compared to the fourth quarter of 2019.

Cash and cash equivalents at the end of the fourth quarter of 2020 were $8.3 million compared with $10.2 million at the end of the third quarter of 2020 and $20.4 million at the end of the fourth quarter of 2019.

Notes:

1. Adjusted EBITDA

Tucows reports all financial information required in accordance with United States generally accepted accounting principles (GAAP). Along with this information, to assist financial statement users in an assessment of our historical performance, the Company typically discloses and discusses a non-GAAP financial measure, adjusted EBITDA, in press releases and on investor conference calls and related events that exclude certain non-cash and other charges as the Company believes that the non-GAAP information enhances investors' overall understanding of our financial performance.

The Company believes that the provision of this supplemental non-GAAP measure allows investors to evaluate the operational and financial performance of the Company’s core business using similar evaluation measures to those used by management. The Company uses adjusted EBITDA to measure its performance and prepare its budgets. Since adjusted EBITDA is a non-GAAP financial performance measure, the Company’s calculation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP. Because adjusted EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a liquidity measure. Non-GAAP financial measures do not reflect a comprehensive system of accounting and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies and/or analysts and may differ from period to period. The Company endeavors to compensate for these limitations by providing the relevant disclosure of the items excluded in the calculation of adjusted EBITDA to net income based on U.S. GAAP, which should be considered when evaluating the Company's results. Tucows strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

The Company’s adjusted EBITDA definition excludes depreciation, amortization of intangible assets, income tax provision, interest expense (net), accretion of contingent consideration, stock-based compensation, disposal of Ting Mobile customer assets, gains and losses from unrealized foreign currency transactions and infrequently occurring items, including acquisition and transition costs. Gains and losses from unrealized foreign currency transactions removes the unrealized effect of the change in the mark-to-market values on outstanding unhedged foreign currency contracts, as well as the unrealized effect from the translation of monetary accounts denominated in non-U.S. dollars to U.S. dollars.

The following table reconciles net income to adjusted EBITDA (dollars in thousands):

	3 months ended December 31		12 months ended December 31
	2020 (Unaudited)	2019 (Unaudited)	2020 (Unaudited)	2019 (Unaudited)
Net income for the period	2,068	5,778	5,775	15,398
Depreciation of property and equipment	3,377	2,516	12,632	8,961
Impairment of property and equipment	-	-	1,638	-
Loss (gain) on disposition of property and equipment	(17)	-	(17)	73
Amortization of intangible assets	2,644	2,870	11,420	10,333
Impairment of definite life intangible assets	-	-	1,431	-
Disposal of Ting Mobile customer assets	-	-	3,513	-
Interest expense, net	855	1,220	3,611	4,769
Accretion of contingent consideration	86	-	344	-
Provision for income taxes	2,595	2,964	4,985	9,173
Stock-based compensation	1,054	836	3,718	2,876
Unrealized loss (gain) on change in fair value of forward contracts	(237)	(109)	(500)	(313)
Unrealized loss (gain) on foreign exchange revaluation of foreign denominated monetary assets and liabilities	(19)	(180)	461	(581)
Acquisition and transition costs*	441	260	1,961	1,216

Adjusted EBITDA	12,847	16,155	50,972	51,905

*Acquisition and other costs represent transaction-related expenses, transitional expenses, such as redundant post-acquisition expenses, primarily related to our acquisition of Ascio in March 2019 and Cedar in January 2020 and disposition of certain Ting Mobile assets in August 2020. Expenses include severance or transitional costs associated with department, operational or overall company restructuring efforts, including geographic alignments.

Conference Call

Concurrent with the dissemination of its quarterly financial results news release at 5:05 pm ET on Tuesday, February 9, management’s pre-recorded audio commentary (and transcript) discussing the quarter and outlook for the Company, will be posted to the Tucows website at http://www.tucows.com/investors/financials. In lieu of a live question and answer period, for the subsequent seven days, until Wednesday, February 17, shareholders, analysts and prospective investors can submit questions to Tucows’ management at ir@tucows.com. Management will post responses to questions of general interest (audio recording and transcript) to the Company’s website at http://www.tucows.com/investors/financials/ on Tuesday, February 23 at approximately 4 pm ET. All questions will receive a response, however, questions of a more specific nature may be responded to directly.

About Tucows

Tucows is a provider of network access, mobile technology services, domain names and other Internet services. Ting Internet (https://ting.com/internet) delivers fixed fiber Internet access with outstanding customer support. Tucows’ mobile services enabler (MSE) platform provides network access, provisioning and billing services for mobile virtual network operators (MVNOs). OpenSRS (https://opensrs.com), Enom (https://www.enom.com) and Ascio (https://ascio.com) combined manage approximately 25 million domain names and millions of value-added services through a global reseller network of over 36,000 web hosts and ISPs. Hover (https://hover.com) makes it easy for individuals and small businesses to manage their domain names and email addresses. More information can be found on Tucows’ corporate website (https://tucows.com).

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our expectations regarding our future financial results and, including, without limitation, our expectations regarding our ability to realize synergies from the Enom acquisition and our expectation for growth of Ting Internet. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Information about other potential factors that could affect Tucows’ business, results of operations and financial condition is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange Commission. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All forward-looking statements are based on information available to Tucows as of the date they are made. Tucows assumes no obligation to update any forward-looking statements, except as may be required by law.

Tucows, Ting, OpenSRS, Enom, Ascio and Hover are registered trademarks of Tucows Inc. or its subsidiaries.